Exhibit 10.4

Dated the 18 May 2022

Chance Achieve Limited

as Lender

and

Smart (Technology) Global Limited

as Borrower

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) is made on the 18 May 2022

BETWEEN:

1.	Chance Achieve Limited, whose office is at Rm 314, 3/F Lippo 3un Plaza, 28 Canton Road, Tsim Sha Tsui, Hong Kong (the “Lender”); and

2.	Smart (Technology) Global Limited, whose office is at No. 51-53 Fuk Hi Street, Yeung Long, Hong Kong (the “Borrower”).

WHEREAS:-

(A)	The Borrower has applied to the Lender for the grant of a loan in the principal sum of HK$43,000,000 (the “Loan”).

(B)	The Lender agrees to grant the Loan to the Borrower subject to the terms and conditions of this Agreement.

WHEREBY IT IS AGREED as follows:-

The Lender shall grant and the Borrower shall take the Loan on the following terms and conditions: -

1.	Loan

The amount of the Loan is described under Paragraph 4 of the First Schedule of this Agreement and the Borrower hereby acknowledges receipt of the Loan.

2.	Term

The duration of advancement of the Loan is for the period commencing as particularised under Paragraph 6 and 7 of the First Schedule of this Agreement.

3.	Repayment

The Loan together with any interest incurred shall be repaid by the Borrower to the Lender without deduction in the manner set out under Paragraph 8 of the First Schedule of this Agreement.

4.	Interest

(a)	Interest shall accrue on the Loan at the rate as described under Paragraph 11 of the First Schedule of this Agreement and shall be repaid by the Borrower to the Lender in the manner set out under Paragraph 8 of the First Schedule of this Agreement.

(b)	If the Borrower fails to pay any sum payable under this Agreement when it falls due, the Borrower shall, in addition to all other obligations hereunder and without prejudice to any other rights or remedies of the Lender, whether under this Agreement, the Charge (as defined in Clause 7 below) or otherwise, pay interest on the unpaid sum for the period beginning on its due date and ending on the date of its actual receipt in full by the Lender at the default rate of interest as described under Paragraph 9 of the First Schedule of this Agreement on any overdue sums, including outstanding principal amount of the Loan and the interest accrued thereon (the “Default Rate”).

(c)	The Lender’s calculation of the amount of interest (including the interest computed at the Default Rate of interest) from time to time due and payable by the Borrower hereunder shall be conclusive and binding on the Borrower.

5.	Representation and Warranties

The Borrower represents and warrants that:-

(a)	He is not in breach of or in default under any other loan agreements to which he is a party or which is binding on him or any of his assets to an extent or in a manner which might have an adverse effect on his financial condition;

(b)	He has full power to enter into and perform its obligations under this Agreement and the related security documents (if any) and to incur the liabilities and indebtedness hereby contemplated;

(c)	The execution by the Borrower of this Agreement and the related security documents (if any) does not and will not constitute any Event of Default (as hereinafter defined) or breach of any existing law or regulation or the terms of any charges, contract, undertaking or restrictions binding on him;

(d)	No event has occurred which constitutes (or with the giving of notice and/or lapse of time) any one of the Events of Default (as hereinafter defined);

(e)	No litigation, arbitration or proceeding is taking place, pending, or to his knowledge, threatened against him or any of his assets which may have an adverse effect on his financial condition; and

(f)	All of the written information supplied by him to the Lender in connection herewith is true, complete and accurate in all aspects and he is not aware of any fact or circumstance that has not been disclosed to the Lender and which might, if disclosed, adversely affect the decision of a person considering whether or not to provide the Loan to the Borrower.

6.	Events of Default

The Borrower agrees and acknowledges that the Lender shall have a right to demand immediate repayment by the Borrower of the Loan together with all accrued interest upon the occurrence of any of the following events (the “Events of Default”):-

(a)	The non-payment when due of the Loan, interest, fees or any other amounts due and payable hereunder; or

(b)	Any petition for winding up/bankruptcy is presented against the Borrower; or

(c)	if any of the representations, warranties and undertakings given by the Borrower in this Agreement or in the relative security document (if any) is found to have been incorrect in any respect; or

(d)	Any other situation which in the opinion of the Lender may affect the ability of the Borrower to perform its obligations hereunder; or

(e)	Any default, breach, non-compliance or non-observance of any of the provisions of this Agreement, and/or the related security documents (if any); or

(f)	Any of the provisions of this Agreement or the related security documents (if any) having been rendered unlawful, unenforceable or jeopardized in its force, effect or validity in any way; or

(g)	Any party to the relative security documents (if any) fails duly to perform or comply in any respect which is, in the opinion of the Lender, material, with any other obligations expressed to be assumed by him in the relative security documents and such failure is not remedied after the Lender has given notice thereof; or

(h)	The Borrower is unable to pay his debts as they fall due, commences negotiations with any one or more of his creditors with a view to a general assignment for the benefit of or enters into a composition with his creditors; or

(i)	The taking of any steps by or commencement of legal proceedings against the Borrower under any bankruptcy legislation or for the appointment of a receiver, trustee or similar officer in respect of the Borrower’s revenues and assets or the Borrower taking any corporate action in relation to any of the above and it is hereby expressly declared that the above constitutes a non-exhaustive list and that this clause shall extend to any proceedings or actions in any jurisdiction which may be included in the above list as being ejusdem generis with the proceedings specifically referred to herein; or

(j)	Any party to the related security documents (if any) repudiates the same or does or case to be done any act or thing evidencing an intention to repudiate the same.

7.	Waiver

No time allowed or indulgence granted by any party to the other in respect of the performance of any of the terms of this Agreement shall constitute a waiver of the same unless such obligation is expressly waived in writing by the party entitled to enforce it and no waiver of any obligation of any party under this Agreement shall prevent the subsequent enforcement of the relative provision in respect of any subsequent event or the enforcement of any of the other terms of this Agreement.

8.	Severance

If a provision of this Agreement is prohibited by or rendered unlawful or unenforceable under any applicable law applied by any court of competent jurisdiction, such provision shall, to the extent required by such law, be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto the full extent permitted by such law to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

9.	Amendment

This Agreement shall not be amended, supplemented or modified expect by written instrument signed by the parties hereto or their respective duly empowered representatives.

10.	Whole Agreement

The Schedule shall form part of this Agreement.

11.	Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all counterparts together shall constitute a single agreement.

12.	Assignment

(a)	The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits, obligations and liabilities thereunder.

(b)	The Lender may at any time assign or transfer all or any of its rights, benefits and obligations hereunder and the Borrower agrees to execute such documents and do all such acts and things as the Lender may require to give full effect to such assignment or transfers.

13.	Interpretation

In this Agreement, the singular includes the plural and vice versa and words importing one gender includes all genders.

14.	Third Party Rights

A person who is not a party to the Agreement shall have no rights under the Contracts (Rights of Third Parties) Ordinance, Cap.623 of the Laws of Hong Kong to enforce or enjoy the benefit of any terms of the Agreement. The consent of any person who is not a party to the Agreement is not required to rescind or vary the Agreement.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Courts of Hong Kong.

THE FIRST SCHEDULE

l.	Name and address of Lender:-

Chance Achieve Limited, whose office is at Rm 314, 3/F Lippo Sun Plaza, 28 Canton Road, Tsim Sha Tsui, Hong Kong

2.	Name and personal information of Borrower:-

Smart (Technology) Global Limited, whose office is at No. 51-53, Fuk Hi Street, Yeung Long, Hong Kong

3.	Name and address of the surety, if any:-

Leung Po Yu, holder of HKID card number           , whose address is at                      ; and

Leung Nicholas, holder of HKID card number              , whose address is at

4.	The amount of the principal of the Loan in words and figures:-

Hong Kong Dollars Forty Three Million Dollars Only (HK$43,000,000)

5.	The date of the making of this Agreement:-

18 May 2022

6.	The date of making of the Loan:-

The actual date when the Lender remit or issue a cheque in a total amount of HK$43,000,000 to the Borrower which bank information details as below:

7.	The due date of the Loan:-

(a)	Two years after the actual date when the Lender remit a total amount of HK$43,000,000 to the Borrower; or

(b)	30 days after an early repayment notice from the Lender to the Borrower.

8.	The terms of repayment of the Loan and Interest:-

The principal sum of HK$43,000,000 shall be payable in full on or before the due date, and interest on the Loan shall be payable in the following manner:-

(a)	the Borrower shall repay the interest every one year;

(b)	if the Borrower receive an early repayment notice from the Lender one month after the actual date of the Loan, the Borrower shall fully repays the Loan at a rate of 6% per annum, and that the said interest shall be payable by the Borrower to the Lender within 30 days after the notice date; or

(c)	if the Borrower wish to fully repays the Loan before the due date, early repayment is only acceptable with 30 days’ written notice in advance given by the Borrower to the Lender.

9.	Default Rate of Interest:-

If the Borrower shall fail to repay the Loan (together with interest) or any part of it on or before the due date, the Borrower shall be liable to pay an interest at the rate of 6% per annum together with an additional interest of l% per month on any overdue sums, including outstanding principal amount of the Loan and the interest accrued thereon from the date that such sums are due until the actual date of receipt of the sums in full by the Lender.

10.	The form of security for the Loan, if any:-

Personal guarantee provided by Leung Po Yu, holder of HKID card number Y462321(3), whose address is at Flat B, 6/F, Tempo Court, 4 Braemar Hill Road, North Point, Hong Kong, and Leung Nicholas, holder of HKID card number P485930(1), whose address is at Flat B, 6/F, Tempo Court, 4 Braemar Hill Road, North Point, Hong Kong jointly.

The terms of repayment of the interest and rate of interest charged on the Loan:-

(a)	6% per annum and payable on the due date as set out n Paragraph 8 of this First Schedule; or

(b)	if the Borrower shall fail to repay the Loan (together with interest) or any part of it in full on or before the due date, the Borrower shall also be liable for the default interest on the Loan as set out in Paragraph 9 of this First Schedule.

AS WITNESS the hands of the parties hereto the day and year first above written.